Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Preferred Voice, Inc.:

We consent to the use of our report dated May 10, 2002, with respect to the consolidated financial statements of Preferred Voice, Inc. for the year ended March 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ PHILIP VOGEL & CO. PC

Dallas, Texas
September 19, 2002